LEGG MASON INVESTORS TRUST, INC.

ARTICLES OF AMENDMENT

Legg Mason Investors Trust, Inc., a Maryland Corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: The name of the series of the Corporation’s capital stock designated as “Legg Mason American Leading Companies Trust” is hereby changed to “Legg Mason Capital Management American Leading Companies Trust”.

THIRD: The name of the share class of the series of the Corporation’s capital stock designated as “Legg Mason Capital Management American Leading Companies Trust, Institutional Class Shares” is hereby changed to “Legg Mason Capital Management American Leading Companies Trust, Class I Shares”.

FOURTH: The name of the share class of the series of the Corporation’s capital stock designated as “Legg Mason Capital Management American Leading Companies Trust, Financial Intermediary Class Shares” is hereby changed to “Legg Mason Capital Management American Leading Companies Trust, Class FI Shares”.

FIFTH: The amendment does not change the outstanding capital stock of the Corporation or the aggregate par value thereof.

SIXTH: The foregoing amendment to the charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary as of October 5, 2009.

ATTEST:		LEGG MASON INVESTORS TRUST, INC.

By:	/s/ Richard M. Wachterman	By:	/s/ R. Jay Gerken
	Richard M. Wachterman		R. Jay Gerken
	Assistant Secretary		Vice President

The undersigned Vice President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

/s/ R. Jay Gerken
R. Jay Gerken
Vice President